Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:                                       David E. Gable

                                                                                    Senior Vice President and Chief Financial Officer

                                                                                    davidgable@KEMET.com

                                                                                    864-963-6484

KEMET Reports Results of 2nd Quarter Operations

•                              Net Sales were $197.1 million for the quarter, up 7.7% over last quarter

•                              Net Income on a pro-forma basis was $10.6 million or $0.13 per share

Greenville, South Carolina (October 24, 2007) - KEMET Corporation (NYSE:KEM) today reported that net sales for the quarter ended September 30, 2007, were $197.1 million which is an 18.4% increase over the same quarter last year and 7.7% higher than the prior quarter. Net income before special charges was $10.6 million, or $0.13 per share, compared to $9.7 million, or $0.12 per share, last quarter and $ 9.6 million, or $0.11 per share, for the same quarter last year. On a U.S. GAAP basis, net income was $4.0 million, or $0.05 per share, for the current quarter compared to net income of $7.0 million for the prior quarter and net income of $0.8 million for the same quarter last year. KEMET also reports results before special charges because the results offer an alternative depiction of normal operations. Comparisons to prior periods are as follows:

	Quarter Ended
	Sep 2007	Jun 2007	Sep 2006
	(In Millions, Except Per Share Data)

Net sales	$197.1	$183.1	$166.5

Before special charges (non-GAAP)
Net income	$10.6	$9.7	$9.6
Net income per diluted share	$0.13	$0.12	$0.11

After special charges (GAAP)
Net income	$4.0	$7.0	$0.8
Net income per diluted share	$0.05	$0.08	$0.01

Share-based expense included in results	$1.4	$2.4	$0.5
Share-based expense per diluted share .	$0.02	$0.03	$0.01

“We are pleased with the performance for the quarter as we increased both top and bottom line results,” stated Per Loof, Chief Executive Officer. “Revenue increased sequentially based on strength in Asia and solid results in our new Film and Electrolytic Business Group. Both shipments and bookings gained momentum late in the quarter, and this trend is continuing into the December quarter. End market demand appears to be healthy, as we see strengthening in most segments, particularly in Asia, and continued stability in others. Working capital improved in the quarter as we reduced inventories and increased our cash balance. Overall, we are pleased with the results and the positive market indicators we currently see.”

“As noted, we continue to be pleased with the performance of the Film and Electrolytic Business Group. Net sales for this group during the quarter were $29.9 million and operating income increased to over 6.8% of sales. Earlier this month, this group was enhanced with the successful completion of the acquisition of Arcotronics Italia S.p.A. The combination of Arcotronics with the previously acquired Evox Rifa Group has provided us the foundation for a market-leading film and paper capacitor business which positions KEMET as a premier capacitance solution provider.”

KEMET's common stock is listed on The New York Stock Exchange under the symbol KEM. At the Investor Relations portion of the Company’s web site at http://www.KEMET.com/IR, users can subscribe to KEMET news releases and can find additional Company information.

OUR BUSINESS

The following statements are based on current expectations. These statements may contain forward-looking information, and consequently actual results may differ materially. Current global economic conditions make it particularly difficult at present to predict product demand and other related matters.

•                  Net sales for the September 2007 quarter were $108.3 million for the Tantalum Business Group, $58.9 million for the Ceramics Business Group and $29.9 million for the Film and Electrolytic Business Group.

•               By region, 29.9% of net sales for the September 2007 quarter were to customers in the Americas, 39.5% were to customers in Asia Pacific, and 30.6% were to customers in Europe.

•                  By channel, 47.4% of net sales for the September 2007 quarter were to distribution customers, 21.1% were to Electronics Manufacturing Services (EMS) customers, and 31.5% were to Original Equipment Manufacturing (OEM) customers. Average selling prices for the September 2007 quarter, adjusted for changes in product mix, were down approximately 4%, reflecting a 23% increase in volumes in Asia Pacific versus a 10% increase in the Americas and flat volumes in Europe.

•                  Cash and cash equivalents and investments in marketable securities increased $7.5 million to $164.9 million during the three months ended September 2007, from $157.4 million at June 30, 2007. The increase was due primarily to a reduction in inventory levels ($12.9 million) offset partially by the purchase of the remaining portion of the outstanding stock of Evox Rifa Group Oyj ($3.0 million).

•                  During the September 2007 quarter, inventories decreased $12.9 million to $171.2 million from $184.1 million at June 30, 2007 driven by strengthening sales volumes. Raw materials and supplies decreased $3.5 million in the September 2007 quarter, and work in process and finished goods decreased $9.4 million.

	Fiscal Year Ended			Fiscal Quarter Ended
	Mar 2005	Mar 2006	Mar 2007	Dec 2006	Mar 2007	Jun 2007	Sep 2007
	(In Millions)
Raw materials and supplies	$47.5	$45.7	$54.6	$55.0	$54.6	$76.5	$73.0
Work in process and finished goods	86.4	79.4	99.3	90.9	99.3	107.6	98.2
Total inventory	$133.9	$125.1	$153.9	$145.9	$153.9	$184.1	$171.2

•                  Capital expenditures for the September 2007 quarter were $15.8 million. Depreciation and amortization expense in the quarter was $13.7 million. The Company anticipates capital expenditures for fiscal year 2008 of $50 to $55 million, including $7 million of capital expenditures at our new Evox Rifa facilities.

	Fiscal Year Ended			Fiscal Quarter Ended
	Mar 2005	Mar 2006	Mar 2007	Dec 2006	Mar 2007	Jun 2007	Sep 2007
	(In Millions)
Additions to property, plant and equipment	$39.6	$22.8	$36.9	$13.8	$10.5	$9.1	$15.8

•                  SG&A expense for the quarter decreased $1.6 million to $20.2 million. This decrease resulted from a $1.1 million decrease in non-cash, share-based incentive expense and another $1.0 million decrease in core SG&A offset by an increase of $0.5 million for Evox Rifa integration costs.

•                  The level of R&D costs reflects the Company’s continuing efforts to be the “The Capacitance Company.”

	Fiscal Year Ended			Fiscal Quarter Ended
	Mar 2005	Mar 2006	Mar 2007	Dec 2006	Mar 2007	Jun 2007	Sep 2007
	(In Millions)
Selling, General & Administrative	$51.7	$49.7	$89.4	$21.2	$23.1	$21.8	$20.2
Research & Development	$26.6	$26.0	$33.4	$8.8	$9.4	$9.1	$8.2

•                  Special charges for the quarter were primarily related to manufacturing moves to low-cost regions and reductions in force actions in Mexico, Portugal, and Germany, to reduce our costs and further capitalize on Lean Manufacturing initiatives.

Summary of special charges in the September 2007 quarter:

Fiscal Quarter
Ended
September 30, 2007
(In Millions)

Manufacturing relocation	$2.7
Reduction in workforce	3.3
EVOX Rifa business unit integration	0.6
Special charges	$6.6

Share based compensation was lower in the September quarter as the June quarter included the impact of some restricted stock grants. For the remainder of the fiscal year, we expect stock based compensation expense to be similar to the September amount.

QUIET PERIOD

Beginning January 1, 2008, KEMET will observe a Quiet Period during which the information provided in this news release and the Company’s quarterly report on Form 10-Q will no longer constitute the Company’s current expectations. During the Quiet Period, this information should be considered to be historical, applying prior to the Quiet Period only and not subject to update by the Company. The Quiet Period will extend until the day when KEMET’s next quarterly earnings release is published.

This release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. We intend that these forward-looking statements be subject to the safe harbor created by that provision. These forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals, and objectives. Our actual results may differ materially from these statements. These risks, trends, and uncertainties, which in some instances are beyond our control, include: risks associated with the cyclical nature of the electronics industry, the requirement to continue to reduce the cost of our products, the competitiveness of our industry, an increase in the cost of our raw materials, the location of several of our plants in international locations, and the possible loss of key employees. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in these forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by our Company or any person that the future events, plans, or expectations contemplated by our Company will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.

KEMET CORPORATION AND SUBSIDIARIES

CONSOLIDATED U.S. GAAP STATEMENTS OF OPERATIONS

(Dollars in Thousands Except Per Share Data)

Unaudited

	Three months ended		Six months ended
	September 30,		September 30,
	2007	2006	2007	2006

Income Statement Data:
Net sales	$197,129	$166,548	$380,248	$336,117
Cost of goods sold	159,397	132,443	302,939	265,157
Selling, general and administrative expenses	20,212	21,245	42,019	45,165
Research and development	8,173	7,429	17,240	15,222
Restructuring charges	5,985	3,415	8,534	8,090

Operating income	3,362	2,016	9,516	2,483

Interest expense	2,085	1,283	4,685	2,731
Interest income	(1,356)	(702)	(3,217)	(1,563)
Other (income)/expense	(1,185)	194	(1,517)	(1,005)
Income tax (benefit)/expense	(267)	401	(1,577)	884
Minority interest	75	—	100	—

Net income	$4,010	$840	$11,042	$1,436

Income Per Share Data:
Net income per share:
Basic	$0.05	$0.01	$0.13	$0.02
Diluted	$0.05	$0.01	$0.13	$0.02

Weighted-average shares outstanding:
Basic	83,953,130	87,018,384	83,921,418	87,007,111
Diluted	84,176,613	87,132,296	84,157,689	87,463,308

KEMET CORPORATION AND SUBSIDIARIES

PRO FORMA RECONCILIATION OF RESULTS BEFORE SPECIAL CHARGES TO GAAP RESULTS

(Dollars in Thousands, Except Per Share Data)

Unaudited

	Three months ended September 30, 2007
	Before
	Special	Special	See	GAAP
	Charges	Charges	Note	Results
Net sales	$197,129			$197,129
Cost of goods sold	159,397			159,397
Selling, general and administrative expenses	19,587	$625	(1)	20,212
Research and development	8,173			8,173
Restructuring charges	—	5,985	(2)	5,985

Operating income/(loss)	9,972	(6,610)		3,362

Interest expense	2,085			2,085
Interest income	(1,356)			(1,356)
Other (income)/expense	(1,185)			(1,185)
Income tax (benefit)/expense (3)	(267)			(267)
Minority interest	75			75

Net income/(loss)	$10,620	$(6,610)		$4,010

Income/(Loss) Per Share Data:
Net income/(loss) per share:
Basic	$0.13	$(0.09)		$0.05
Diluted	$0.13	$(0.09)		$0.05

Weighted-average shares outstanding:
Basic	83,953,130	83,953,130		83,953,130
Diluted	84,176,613	83,953,130		84,176,613

Notes:

(1) - EVOX Rifa business unit integration costs were $0.6 million for the quarter ended September 30, 2007.

(2) - Restructuring costs were $6.0 million as follows:

Manufacturing relocation	$2.7
Reduction in workforce	3.3
Total restructuring charges	$6.0

KEMET CORPORATION AND SUBSIDIARIES

PRO FORMA RECONCILIATION OF RESULTS BEFORE SPECIAL CHARGES TO GAAP RESULTS

(Dollars in Thousands, Except Per Share Data)

Unaudited

	Six months ended September 30, 2007
	Before
	Special	Special	See	GAAP
	Charges	Charges	Note	Results
Net sales	$380,248			$380,248
Cost of goods sold	302,939			302,939
Selling, general and administrative expenses	41,264	$755	(1)	42,019
Research and development	17,240			17,240
Restructuring charges	—	8,534	(2)	8,534

Operating income/(loss)	18,805	(9,289)		9,516

Interest expense	4,685			4,685
Interest income	(3,217)			(3,217)
Other (income)/expense	(1,517)			(1,517)
Income tax (benefit)/expense	(1,577)			(1,577)
Minority interest	100			100

Net income/(loss)	$20,331	$(9,289)		$11,042

Income/(Loss) Per Share Data:
Net income/(loss) per share:
Basic	$0.24	$(0.11)		$0.13
Diluted	$0.24	$(0.11)		$0.13

Weighted-average shares outstanding:
Basic	83,921,418	83,921,418		83,921,418
Diluted	84,157,689	83,921,418		84,157,689

Notes:

(1) - EPCOS tantalum business unit integration costs were $0.8 million for the six months ended September 30, 2007.

(2) - Restructuring costs were $8.5 million as follows:

Manufacturing relocation	$4.0
Reduction in workforce	4.5
Total restructuring charges	$8.5

KEMET CORPORATION AND SUBSIDIARIES

CONSOLIDATED U.S. GAAP BALANCE SHEETS

(Dollars in Thousands)

Unaudited

	September 30, 2007	March 31, 2007
ASSETS

Cash and cash equivalents	$164,861	$212,202
Accounts receivable, net	133,710	108,830
Inventories	171,220	153,868
Prepaid expenses and other current assets	5,788	6,816
Deferred income taxes	4,787	5,181
Total current assets	480,366	486,897
Property, plant and equipment, net	374,458	349,174
Property held for sale	2,393	3,647
Long-term investments in marketable securities	—	45,767
Investments in affiliates	119	119
Goodwill	58,012	36,552
Intangible assets, net	17,266	14,260
Other assets	8,617	7,110
Non-current deferred income taxes	1,330	—

Total assets	$942,561	$943,526

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of long-term debt	$23,117	$20,000
Accounts payable, trade	83,098	70,799
Accrued expenses	35,355	49,777
Income taxes payable	865	7,225
Total current liabilities	142,435	147,801
Long-term debt	224,848	238,744
Other non-current obligations	18,948	19,587
Deferred income taxes	—	1,636
Total liabilities	386,231	407,768

Common stock	882	882
Additional paid-in capital	323,602	321,059
Retained earnings	242,853	228,118
Accumulated other comprehensive income	31,966	30,418
Treasury stock, at cost	(42,973)	(44,719)
Total stockholders' equity	556,330	535,758

Total liabilities and stockholders' equity	$942,561	$943,526